THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN DAIRY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

7.75% CONVERTIBLE NOTE

FOR VALUE RECEIVED, AMERICAN DAIRY, INC., a Utah corporation (the “Company”), hereby promises to pay to the order of _____________________, or its assigns (the “Holder”), without demand, the sum of ___________________ Dollars ($______________), with simple interest accruing at the rate described below.

This Note has been entered into pursuant to the terms of a subscription agreement between the Company and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.

ARTICLE I
GENERAL PROVISIONS

1.1 Payments. Subject to Section 4.7 hereof, interest payable on this Note shall accrue from the Closing Date at a rate per annum (the “Interest Rate”) equal to seven and three-fourths percent (7.75%), subject to adjustment pursuant to Section 1.2 (the “Interest”). Interest shall be compounded annually, and shall be payable on the Maturity Date (defined below) in common stock of the Company, $0.001 par value per share (“Common Stock”). Interest shall be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months and be payable on the earlier of the Maturity Date, as hereinafter defined, or the date this Note is converted pursuant to Article 2. The principal of this Note (the “Principal”) and accrued but unpaid Interest thereon shall unless earlier converted be payable in full on the date that shall be thirty-six (36) months after the Closing Date (the “Maturity Date”).

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Company shall in good faith recalculate the outstanding Principal balance and the Interest payable with respect to the converted portion. Upon any full conversion by the Holder in accordance with Article II, all of the payments of Principal due hereunder shall terminate and no further Interest shall accrue. All payments in respect of the Principal shall be made in cash in U.S. dollars and in immediately available funds, and payments shall be applied first to Principal and then to charges and expenses owing under or in connection with this Note.

The number of shares of Common Stock issuable in payment of Interest will be determined based on a ratio of one share of Common Stock for each $14.50 in accrued Interest. No fractional shares will be issued; therefore, in the event that the number of shares of Common Stock due hereunder is not a whole number, the Company shall round up to the nearest whole share the number of such shares due.

1.2  Conversion Rights. The conversion rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, except to the extent previously converted into Common Stock in accordance with Article II hereof.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the Principal and accrued and unpaid Interest due under this Note into shares of the Company’s Common Stock, as set forth below.

2.1  Conversion into the Company’s Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid Principal portion of this Note, and accrued Interest on such portion, at the election of the Holder (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein. Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto, the Company shall issue and deliver to the Holder within five (5) business days from the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note and related Interest converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal of the Note and accrued Interest to be converted, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $14.50.

(c) The Conversion Price and number and kind of shares of Common Stock or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

(i) Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (A) effect a reorganization, (B) consolidate with or merge into any other person or (C) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof as provided in this Article II, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or other securities) issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property, including cash (collectively, the “Other Securities and Property”), to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(iv).

(ii) Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and Other Securities and Property by the Holder of the Notes after the effective date of such dissolution pursuant to this Article II to a bank or trust company (a “Trustee”) having its principal office in New York, New York, as trustee for the Holder of the Notes.

(iii) Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Article II, this Note shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and Property receivable on the conversion of this Note after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities and Property, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(iv). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Notes be delivered to the Trustee as contemplated by Section 2.1(c)(ii).

(iv) Extraordinary Events Regarding Common Stock. In the event that the Company shall (A) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (B) subdivide its outstanding shares of Common Stock, or (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2.1(c)(iv). The number of shares of Common Stock that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be issuable on such conversion by a fraction of which (x) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be in effect, and (y) the denominator is the Conversion Price in effect on the date of such conversion.

(v) Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities and Property) issuable on the conversion of the Notes, the Company at its expense will promptly cause its Chief Executive Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Note and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities and Property) issued or sold or deemed to have been issued or sold, (B) the number of shares of Common Stock (or Other Securities and Property) outstanding or deemed to be outstanding, and (C) the Conversion Price and the number of shares of Common Stock to be received upon conversion of this Note, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Note. The Company will forthwith mail a copy of each such certificate to the Holder of the Note and the Company’s transfer agent.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the remaining Principal balance of this Note and Interest which shall not have been paid.

2.3 Conversion of Note.

(a) Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Company’s transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company’s Common Stock and that, unless waived by the Holder, the shares of Common Stock will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of such shares provided the shares of Common Stock are being sold pursuant to an effective registration statement covering such shares or are otherwise exempt from registration.

(b) Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

2.4 Reservation. During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the amount of Common Stock issuable upon the full conversion of this Note and accrued Interest. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note and accrued Interest.

ARTICLE III
EVENTS OF DEFAULT

The occurrence of any of the following events of default (an “Event of Default”) shall, at the option of the Holder hereof, make all sums of Principal and Interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Company fails to pay any installment of Principal, Interest or other sum due under this Note when due, whether at the Maturity Date or upon any Conversion Date.

3.2 Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.3 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted against the Company are not dismissed within fifteen (15) days of initiation.

3.4 Delisting. Delisting of the Common Stock from the NYSE Archipelago Exchange (“ArcaEx”) or such other principal exchange on which the Common Stock is listed for trading; or notification from the ArcaEx or any Principal Market that the Company is not in compliance with the conditions for such continued listing on the ArcaEx or other Principal Market.

3.5 Failure to Deliver Common Stock or Replacement Note. The Company’s failure to deliver Common Stock to the Holder pursuant to this Note and Section 2 of the Subscription Agreement, or, if required, a replacement Note.

3.6 Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 2(c) of the Registration Rights Agreement.

3.7 Reservation Default. Failure by the Company to have reserved for issuance upon conversion of the Note and accrued Interest the amount of Common Stock.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: American Dairy, Inc., C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu, Beijing, People’s Republic of China, Attn: Roger Liu, telecopier number: (213) 225-6244, with a copy by telecopier only to: Hodgson Russ, LLP, 60 East 42nd Street, 37th Floor, New York, NY 10165, Attn.: Jeffrey A. Rinde, Esq., telecopier number: (212) 972-1677, and (ii) if to the Holder, to the one or more addresses and telecopier numbers indicated in the first paragraph of this Note.

4.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

 4.5 Cost of Collection. If default is made in the payment of this Note, the Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

 4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Company agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

4.7 Redemption. This Note may not be redeemed or paid without the consent of the Holder except as described in this Note or in the Subscription Agreement.

 4.8 Stockholder Status. The Holder shall not have rights as a stockholder of the Company with respect to unconverted portions of this Note. However, the Holder will have all the rights of a stockholder of the Company with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Company.

4.9 Entire Agreement. This Note, the Subscription Agreement and the other Transaction Documents (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Note and the Subscription Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. In the event of a conflict between this Note and the Subscription Agreement, the terms of the Subscription Agreement shall be controlling.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by an authorized officer as of the ______ day of October, 2006.

Witness:	AMERICAN DAIRY, INC.
By:_________________________________________
Name:____________________
______________________________	Title:_____________________

2

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $________ of the Principal and accrued Interest with respect to such Principal of the Note issued by AMERICAN DAIRY, INC. on _________________, 200__ into shares of Common Stock of AMERICAN DAIRY, INC. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:	______________________
Conversion Price:	______________________
Common Stock To Be Delivered:	______________________
Signature:	_________________________________
Print Name:	_________________________________
Address:	_________________________________ _________________________________ _________________________________